Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8) pertaining to the Thrift Plan of Valero Energy Corporation and to the incorporation by reference therein of our reports (a) dated March 11, 2004, with respect to the consolidated financial statements of Valero Energy Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission and (b) dated June 24, 2003, with respect to the financial statements of the Valero Energy Corporation Thrift Plan as of December 31, 2002 included in the Plan’s Annual Report on Form 11-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Antonio, Texas
August 31, 2004